Filed Pursuant To Rule 433

Registration No. 333-286293

September 20, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1970199706228891703

Tweet 1: We are excited to introduce the first multi-token crypto exchange-traded product in the U.S., the Grayscale CoinDesk Crypto 5 ETF (ticker: $GDLC), offering investors exposure to the five largest and most liquid ¹ crypto assets — which together represent 90% of crypto’s total investable market cap.²

Join our webinar featuring Inkoo Kang, our ETF product specialist in conversation with Andrew Baehr, Head of Product at CoinDesk Indices.

Register: https://events.grayscale.com/GDLC

Grayscale: Insights from Grayscale and CoinDesk Indices on the Crypto 5 September 23, 2025 – 11:00 AM ET Live Webinar Andrew Baehr Head of Prodcut, Coindesk Indicies Inkoo Kang SVP of ETFs, Grayscale

Tweet 2: ¹ Source: Grayscale and CoinDesk, as of 8/29/2025. Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.

² Source: CoinDesk, CoinGecko as of 8/29/2025

Important Disclosures

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

LinkedIn/Facebook

Live Addresses: https://www.linkedin.com/feed/update/urn:li:share:7375965403115831297/ https://www.facebook.com/460971306029932/posts/1359382939522093

Text: We are excited to introduce the first multi-token crypto exchange-traded product in the U.S., the Grayscale CoinDesk Crypto 5 ETF (ticker: GDLC), offering investors exposure to the five largest and most liquid ¹ crypto assets — which together represent 90% of crypto’s total investable market cap.²

Join our webinar featuring Inkoo Kang, our ETF product specialist in conversation with Andrew Baehr, Head of Product at CoinDesk Indices.

Register: https://events.grayscale.com/GDLC

Grayscale: Insights from Grayscale and CoinDesk Indices on the Crypto 5 September 23, 2025 – 11:00 AM ET Live Webinar Andrew Baehr Head of Prodcut, Coindesk Indicies Inkoo Kang SVP of ETFs, Grayscale

¹ Source: Grayscale and CoinDesk, as of 8/29/2025. Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.

² Source: CoinDesk, CoinGecko as of 8/29/2025

Important Disclosures

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.